EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Hormel Foods Corporation 2018 Incentive Compensation Plan of our reports dated December 20, 2017, with respect to the consolidated financial statements and schedule of Hormel Foods Corporation and the effectiveness of internal control over financial reporting of Hormel Foods Corporation included in the Annual Report (Form 10-K) of Hormel Foods Corporation for the year ended October 29, 2017.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 31, 2018